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AMENDMENT No. 2
TO
CREDIT AGREEMENT

        This Amendment No. 2 to Credit Agreement, dated as of February 14, 2002 (the "Amendment"), among FARGO ELECTRONICS, INC., a Delaware corporation ("Company"), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the "Banks"), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, "LaSalle"), as Agent for the Banks and as the Issuing Bank, (the Banks, the Issuing Bank and the Agent being collectively referred to herein as the "Lender Parties") to that certain Credit Agreement dated as of September 15, 2000, as amended by that certain Amendment No. 1 to Credit Agreement and Waiver, dated as of April 20, 2001, among the Company, LaSalle, in its capacities as Agent, Issuing Bank, and as a Bank, and the other Banks (as so amended, the "Original Agreement").

RECITALS:

        A. The Company has requested that the Lender Parties amend certain Sections of the Original Agreement.

        B.    Subject to the terms and conditions of this Amendment, the Lender Parties will agree to the foregoing request of the Company.

        NOW, THEREFORE, the parties agree as follows:

        1.    Defined Terms.    All capitalized terms used in this Amendment shall, except where the context otherwise requires, have the meanings set forth in the Original Agreement as amended hereby.

        2.    Amendment.    The Original Agreement is hereby amended as follows:

          (a)  The definitions of "EBITDA" "Fixed Charge Coverage Ratio," "Interest Expense," "Termination Date" and "Total Debt To EBITDA Ratio" appearing in Section 1 are respectively amended in their entireties to read as follows:

            "EBITDA means, for any period, Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization.

            Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) Adjusted EBITDA to (b) the sum for such period of (i) Interest Expense plus (ii) required payments of principal of Debt (including required payments of principal of the Term Loan but excluding required payments of principal of the Revolving Loans whether such Revolving Loan principal payments were made before or after the 'Effective Date' of the First Amendment).

            Interest Expense means, for any period, the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases and synthetic leases) and all commitment fees, letter of credit fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses incurred in connection with the borrowing of money other than the Extension Fee.

            Termination Date means the earlier to occur of (a) April 1, 2003, or (b) such other date on which the Commitments terminate pursuant to Section 6 or 12.

            Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (i) Total Debt as of such day to (ii) Adjusted EBITDA for the Computation Period ending on such day."

          (b)  Section 1 is further amended by adding new definitions of "Adjusted EBITDA" and "Extension Fee" to respectively read as follows:

            "Adjusted EBITDA means, for any period, Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation, amortization, and up to $1,500,000 in expenses incurred by the Company with respect to the acquisition of the Company by Zebra Technologies, Inc.

            Extension Fee shall have the meaning given such term in Section 5.5."

          (c)  Section 5 is amended by adding a new Section 5.5 to read as follows:

              "5.5 Extension Fee.    The Company agrees to pay an Extension Fee (the "Extension Fee") to the Agent for the account of each Bank in the installment amounts set forth on the dates shown in the following table; provided, that, no such installment shall be due and payable if the the Commitments have been terminated, the Loans have been paid in full and all Letters of Credit returned undrawn prior to the date on which such installment is due:

Extension Fee Installment Due Date	Extension Fee Installment Amount
February 14, 2002	$50,000.00
July 31, 2002	$25,000.00
October 31, 2002	$25,000.00	"

          (d)  Section 6.3 is amended in its entirety to read as follows:

              "6.3 All Prepayments.    Each voluntary partial prepayment shall be in a principal amount of $100,000.00 or a higher integral multiple of $25,000.00. Any partial prepayment of a Group of Eurodollar Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. All prepayments of the Term Loan shall be applied first to the next installment due, and, after such application, the remaining amount of such prepayment shall be applied to the remaining installments in the inverse order of their maturities."

          (e)  Section 10.6.1 is amended in its entirety to read as follows:

              "10.6.1 Fixed Charge Coverage Ratio.    Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 2.00 to 1.00"

          (f)    Section 10.6.2 is amended in its entirety to read as follows:

              "10.6.2 Total Debt to Adjusted EBITDA Ratio.    Not permit the Total Debt to Adjusted EBITDA Ratio as of the last day of any Computation Period to exceed 2.00 to 1.00."

          (g)  Section 10.6.4 is amended in its entirety to read as follows:

              "10.6.4 Adjusted EBITDA.    Not permit Adjusted EBITDA for the three consecutive months ending on the last day of any Fiscal Quarter to be less than $1,700,000.00"

          (h)  The Pricing Schedule attached to the Original Agreement is amended to conform to the Pricing Schedule (Amended, February, 2002) attached hereto.

          (i)    Schedule 3.1 attached to the Original Agreement is amended to conform to Schedule 3.1 Term Loan Installments (Amended, February, 2002) attached hereto.

          (j)    The Form of Compliance Certificate, attached to the Original Agreement as Exhibit B, is amended to conform to the Form of Compliance Certificate (Amended, February, 2002) attached hereto.

        3.    Conditions to Effectiveness.    This Amendment shall become effective on the date (the "Effective Date") when, and only when, the Agent shall have received:

          (a)  Counterparts of this Amendment executed by the Company and the Lender Parties;

          (b)  (i) a current schedule signed by a Designated Person describing all of the Company's and its Subsidiaries' United States patents and patent applications; and (ii) an amendment to the Notice of Security Interest most recently filed in the United States Patent and Trademark Office conforming such filing to the scheduled patent and publicly available patent applications, each of which shall be in form and substance satisfactory to the Agent;

          (c)  the first installment of the Extension Fee, in the amount of $50,000, payable to the Agent in immediately available funds for pro rata distribution to the Banks;

          (d)  Such other documents or other items as the Agent or any other Lender Party may reasonably request.

        4.    Representations and Warranties.    To induce the Lender Parties to enter into this Amendment, the Company represents and warrants to the Lender Parties as follows:

          (a)  The execution, delivery and performance by the Company of this Amendment and any other documents to be executed and/or delivered by the Company in connection herewith have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person (including, without limitation, any stockholder), do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Company's articles of incorporation or bylaws, any agreement binding on or applicable to the Company or any of the Company's property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Company or of any of the Company's property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Company or any of the Company's property except pursuant to the Loan Documents;

          (b)  The representations and warranties contained in the Original Agreement are true and correct as of the date hereof as though made on that date except to the extent that such representations and warranties relate solely to an earlier date;

          (c)  No events have taken place and no circumstances exist at the date hereof which would give the Company the right to assert a defense, offset or counterclaim to any claim by any Lender Party for payment of any obligation (monetary or otherwise) of Company under the Credit Agreement, any Note, or any other Loan Document or any other document or instrument executed in connection therewith and all Hedging Obligations owed to any Lender Party, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due; and

          (d)  The Original Agreement as amended by this Amendment and the other Loan Documents to which the Company is a party remain in full force and effect and are the legal, valid and binding obligations of the Company and are enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

        5. Reference to and Effect on the Loan Documents.

          (a)  From and after the date of this Amendment, each reference in the Original Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Original Agreement, and each reference to the "Agreement", "thereunder", "thereof", "therein" or words of like import referring to the Original Agreement in any other Loan Document shall mean and be a reference to the Original Agreement as amended hereby.

          (b)  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver, except as expressly provided in Section 10 hereof, of any right, power or remedy of the any Lender Party under the Original Agreement or any other Loan Document, nor constitute a waiver of any provision of the Original Agreement or any such other Loan Document.

        6.    Costs, Expenses and Taxes.    The Company agrees to pay on demand all reasonable costs and expenses of the Lender Parties in connection with the preparation, reproduction, execution and delivery of this Amendment and the other documents to be delivered hereunder or thereunder, including their reasonable attorneys' fees and legal expenses. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Lender Parties harmless from and against any and all liabilities with respect to, or resulting from, any delay in the Company's paying or omission to pay, such taxes or fees.

        7.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.

        8.    Headings.    Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

        9.    Counterparts.    This Amendment may be executed in separate counterparts and by separate parties in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Amendment.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

FARGO ELECTRONICS, INC.
	By:	/s/ Jeffrey D. Upin
	Its:	Vice President and General Counsel
Subscribed and sworn to before me this 14th day of February, 2002.
/s/ Maria Rotz Notary Public
LASALLE BANK NATIONAL ASSOCIATION, as Agent, Issuing Bank and as a Bank
	By:	/s/ Ann Pifer
	Its:	First Vice President
HARRIS TRUST AND SAVINGS BANK, as a Bank
	By:	/s/ Andrew T. Claar
	Its:	Vice President

Schedule 3.1

Term Loan Installments
(Amended February, 2002)

Date	Principal Installment Amount
March 31, 2002	$1,000,000.00
June 30, 2002	$1,000,000.00
September 30, 2002	$1,000,000.00
December 31, 2002	$1,000,000.00
March 31, 2003	$1,000,000.00
Termination Date	Entire Term Loan Principal Amount Outstanding on such date

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AMENDMENT No. 2 TO CREDIT AGREEMENT
RECITALS
  Schedule 3.1
Term Loan Installments (Amended February, 2002)